Exhibit 4.4

EXECUTION COPY

BCD SEMICONDUCTOR MANUFACTURING LIMITED

FIRST AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

September 29, 2005

TABLE OF CONTENTS

Page

1.	Covenants of the Company and the Investors		1

	1.1	[Reserved]	1
	1.2	Financial Information	1
	1.3	Inspection	2
	1.4	Drag Along Rights	3
	1.5	Tag-Along Rights	4
	1.6	Articles of Association	5
	1.7	Termination of Covenants	5

2.	Registration Rights		6

	2.1	Restrictions on Transferability	6
	2.2	Certain Definitions	6
	2.3	Restrictive Legend	8
	2.4	Notice of Proposed Transfers	9
	2.5	Requested Registration	9
	2.6	Company Registration	11
	2.7	Registration on Form F-3	13
	2.8	Expenses of Registration	13
	2.9	Registration Procedures	14
	2.10	Indemnification	15
	2.11	Information by Holder	17
	2.12	Rule 144 Reporting	17
	2.13	Transfer of Registration Rights	17
	2.14	Standoff Agreement	18
	2.15	Delay	18
	2.16	Termination	18

3.	Right of First Offer		19

	3.1	Right of First Offer	19
	3.2	Termination of Right	20

4.	Right to Approve Certain Transactions		20

	4.1	Right to Approve Future Issuance of Shares	20
	4.2	Right to Approve Certain Related Party Transactions	21
	4.3	Right to Approve Certain Acquisition Transactions	21
	4.4	Termination of Rights	21

5.	Redemption of Series C Preference Shares		21

	5.1	Redemption Upon 50% Transfer	21
	5.2	Transitions Not Deemed to be 50% Transfer	21
	5.3	Redemption Notice	22
	5.4	Redemption	22
	5.5	Insufficient Funds	23
	5.6	Partial Redemption	23
	5.7	Termination of Redemption Rights	23

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6.	Miscellaneous		23

	6.1	Term and Termination	23
	6.2	Waivers and Amendments	23
	6.3	Governing Law	24
	6.4	Other Remedies; Specific Performance	25
	6.5	Successors and Assigns	25
	6.6	Entire Agreement	25
	6.7	Notices, etc	25
	6.8	Severability of this Agreement	26
	6.9	Information Confidential	26
	6.10	Titles and Subtitles	26
	6.11	Counterparts	27
	6.12	Delays or Omissions	27
	6.13	Share Splits	27
	6.14	Aggregation of Stock	27
	6.15	Beneficial Ownership	27
	6.16	Exercise of Rights	27

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FIRST AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This First Amended and Restated Investors’ Rights Agreement (the “Agreement”) is made as of the 29th day of September, 2005 (the “Effective Date”), by and among BCD Semiconductor Manufacturing Limited, a Cayman Islands exempted limited liability company (the “Company”), members of the Company, including the holders (the “Series A Holders”) of the Company’s Series A Preference Shares (the “Series A Shares”), the holders (the “Series B Holders”) of the Company’s Series B Preference Shares (the “Series B Shares”) and the purchasers (the “Series C Holders”) of the Company’s Series C Preference Shares (the “Series C Shares” and, together with the Series A shares and the Series B shares, the “Preference Shares”) as set forth on Exhibit A hereto (the Series A Holders, Series B Holders and Series C Holders are collectively referred to as the “Holders” or “Investors”, and each individually referred to as a “Holder” or an “Investor”) and the Founders named herein.

R E C I T A L S

A. WHEREAS, in connection with its issuance of Series C Shares pursuant to that certain Series C Preference Shares Purchase Agreement dated as of April 27, 2004, by and among the Company and the Series C Holders (the “Series C Agreement”), the Company entered into that certain Investors’ Rights Agreement dated as of April 27, 2004 with the Investors and the Founders named therein (the “Investors’ Rights Agreement”); and

B. WHEREAS, pursuant to Section 6.2 of the Investors’ Rights Agreement, the Investors’ Rights Agreement may be amended with the written consent of the Company and the Holders (as defined therein) holding more than a majority of the then outstanding Registrable Securities (as defined therein) (including Holders holding more than a majority of the then outstanding Registrable Securities issued pursuant to the Series C Agreement, but not including Founders Shares (as defined therein)).

NOW THEREFORE, the parties hereto agree as follows:

1.	Covenants of the Company and the Investors.

1.1 [Reserved].

1.2 Financial Information.

(a) The Company will deliver the following reports (in accordance with the provisions set forth in Section 6.7 hereof) to each Investor who, together with its Affiliates, continues to hold at least 800,000 Preference Shares (and/or an equivalent number (on an as-converted basis) of Ordinary Shares issued upon conversion of the Preference Shares) as appropriately adjusted for Recapitalizations:

(i) As soon as practicable after the end of each fiscal year, and in any event within ninety (90) days thereafter, the audited consolidated balance sheets of the Company and its subsidiaries, if any, as of the end of such fiscal year, and consolidated statements of operations and consolidated statements of cash flows of the Company and its subsidiaries, if any, for such fiscal year, all in English and prepared in accordance with U.S. GAAP and audited by an internationally recognized accounting firm;

(ii) As soon as practicable, and in any event within forty-five (45) days, after the end of each of the first, second, and third quarterly accounting periods in each fiscal year of the Company, unaudited consolidated balance sheets of the Company and its subsidiaries, if any, as of the end of such fiscal quarter, and consolidated statements of operations and consolidated statements of cash flows of the Company and its subsidiaries, if any, for such fiscal quarter, all in English and prepared in accordance with U.S. GAAP; and

(iii) An annual operating budget in English for the following fiscal year within 30 days prior to the commencement of each fiscal year.

(b) For purposes of determining the minimum holdings pursuant to this Section 1.2, with respect to any Investor which is a partnership, such Investor shall be deemed to hold any Preference Shares originally purchased by such Investor and subsequently distributed to partners of such Investor, but which have not been resold by such partners. If the partnership is still in existence, the Company may satisfy any obligation to distribute reports to individual partners of the partnership by delivering a single copy of each report to the partnership as agent for the constituent partners.

(c) The Investors’ rights under Sections 1.2 and 1.3 hereof may be assigned to (A) a transferee or assignee in connection with any transfer or assignment by such Investor of at least 800,000 Preference Shares (and/or an equivalent number (on an as-converted basis) of Ordinary Shares issued upon conversion of the Preference Shares) as appropriately adjusted for Recapitalizations, (B) any partner or retired partner of any such Investor which is a partnership (or any member or retired member of any such Investor which is a limited liability company or any shareholder of any such Investor which is a corporation), (C) any Affiliate of any such Investor, or (D) any family member or trust for the benefit of any such Investor which is an individual, provided in each case that: (i) such transfer may otherwise be effected in accordance with applicable securities laws, (ii) the Company is given five (5) days’ notice of the transfer, and (iii) such assignee or transferee agrees to be bound by the terms of this Agreement. “Affiliate” of a party hereto shall mean any person or entity that such party controls, is controlled by, or is under common control with such party; and for purposes of this Agreement, the term “control” shall mean the ability, either directly or indirectly, to direct, or cause the direction of, or to influence the direction of that person or party or the management of that party or person, whether through ownership of voting securities or by contract or otherwise.

1.3 Inspection.

The Company will afford to each Investor who, together with its Affiliates, continues to hold at least 800,000 Preference Shares (or an equivalent number of Ordinary Shares issued upon conversion of the Preference Shares) as appropriately adjusted for Recapitalizations, and to such Investor’s accountants, counsel and other professional advisors reasonably acceptable to the Company, reasonable access during normal business hours to its shareholder lists, its accounting books and the records and minutes and written consents of its shareholders and Board of Directors (including committees thereof), to visit and inspect the Company’s properties, and to its officers for a discussion of the Company’s affairs, finances and accounts. The Company also shall furnish promptly to such Investors (or their accountants, counsel and professional advisors reasonably acceptable to the Company) upon request a copy of each report, schedule, registration statement and other document filed or received by it pursuant to the requirements of U.S. federal, U.S. state and non-U.S. securities laws, other than any document filed or received by the Company on a confidential basis. The Company shall not be required to disclose details of contracts with or work performed for specific customers and other business partners where to do so would violate confidentiality obligations to those parties. Investors may exercise their rights under this Section 1.3 only for purposes reasonably related to their interests under this Agreement and related agreements as shareholders of the Company.

1.4 Drag Along Rights. If, prior to the closing of any underwritten public offering of Ordinary Shares, (a) holders of a majority of the aggregate number of the Company’s outstanding Ordinary Shares and (b) holders of a majority of the aggregate number of the Company’s outstanding Preference Shares, and (c) holders of a majority of the aggregate number of the Company’s outstanding Series C Preference Shares, each voting as a separate class (the “Approving Members”), vote in favor of, otherwise consent in writing to, and/or otherwise agree in writing to sell or transfer all of their shares in any Acquisition Transaction or Sale of Assets (each as defined below), then the Company shall promptly notify each of the remaining Members (“Remaining Members”) in writing of such vote, consent and/or agreement and the material terms and conditions of such Acquisition Transaction or Sale of Assets, whereupon each Remaining Member shall, in accordance with instructions received from the Company, vote all of its voting securities of the Company in favor of, otherwise consent in writing to, and/or otherwise sell or transfer all of its shares in such Acquisition Transaction or Sale of Assets (including without limitation tendering original share certificates for transfer, signing and delivering share transfer certificates, share sale or exchange agreements, and certificates of indemnity relating to any shares in the capital of the Company in the event that such Remaining Member has lost or misplaced the relevant share certificate) on the same terms and conditions as were agreed to by the Approving Members, provided, however, that such terms and conditions, including with respect to price paid or received per share, may differ as between the Ordinary Shares and the Preference Shares and different series of Preference Shares (including without limitation, in order to reflect the Liquidation Preference and participation rights of the Preference Shares as set forth in the Articles). As used herein, an “Acquisition Transaction” means any reorganization, consolidation, merger, sale or transfer of the Company’s outstanding shares or similar transaction in which Members immediately prior to such reorganization, merger or consolidation, sale or transfer of shares or similar transaction do not (by virtue of their ownership of securities of the Company immediately prior to such transaction) beneficially own shares possessing a majority of the voting power of the surviving company or companies (or parent corporation thereof if the surviving company or companies is (are) wholly owned by the parent corporation) immediately following such transaction. As used herein, a “Sale of Assets” means any sale of all or substantially all of the Company’s assets. In furtherance of the foregoing, the Company is hereby expressly authorized by each Remaining Member to take any or all of the following actions on such Remaining Member’s behalf (without receipt of any further consent by such Remaining Member): (i) vote all of the voting securities of such Remaining Member in favor of any such Acquisition Transaction or Sale of Asset; (ii) otherwise consent on such Remaining Member’s behalf to such Acquisition Transaction or Sale of Asset; (iii) sell all of such Remaining Member’s shares in such Acquisition Transaction or Sale of Assets, in accordance with the terms and conditions of this Section 1.4; and/or (iv) act as the Remaining Member’s attorney-in-fact in relation to any such Acquisition Transaction or Sale of Assets and have the full authority to sign and deliver, on behalf of such Remaining Member, share transfer certificates, share sale or exchange agreements and certificates of indemnity relating to any shares in the capital of the Company in the event that such Remaining Member has lost or misplaced the relevant share certificate. Notwithstanding the foregoing provisions of this Section 1.4, the Remaining Members shall not be obligated to vote, consent and/or sell their shares in connection with any such Acquisition Transaction or Sale of Assets to the extent that all of the Approving Members do not also do so with respect to all of the applicable class or series of the Company’s shares held by them.

1.5 Tag-Along Rights. Prior to any underwritten public offering of Ordinary Shares, if Members (as such term is used in the Articles) (the “Selling Members”) propose to transfer shares of the Company held by them representing at least sixty-six and two-thirds percent (66- 2/3%) of the aggregate number of the Company’s outstanding shares (on an as-if converted basis) (the “Tag-Along Shares”) in a transaction or series of related transactions that do not constitute or involve a Change of Control (a “Major Stock Sale”), then each Member shall have the right to participate in such Major Stock Sale with respect to all of their Shares as follows (the “Tag-Along Right”):

(a) Prior to the Selling Members transferring any of their Shares in such Major Stock Sale, the Selling Members shall deliver to the Company a written notice (the “Transfer Notice”) stating: (i) the Selling Members’ bona fide intention to sell or otherwise transfer such Tag-Along Shares; (ii) the name, address and phone number of each proposed purchaser or other transferee (“Proposed Transferee”); (iii) the aggregate number of Tag-Along Shares to be transferred to each Proposed Transferee; (iv) the bona fide cash price or other consideration for which the Seller proposes to transfer the Tag-Along Shares (the “Offered Price”); and (v) a deadline within which the Members must exercise their Tag-Along Rights (the “Tag-Along Period”). The Company shall deliver within five (5) business days such Transfer Notice to each Member who is not a Selling Member. Notwithstanding anything to the contrary in this Section 1.5, in the event that the Tag-Along Shares consist of more than one class or series of Shares and the Transfer Notice sets forth different prices for which Shares of such different classes or series are proposed to be sold to the Proposed Transferee, then for purposes of this Section 1.5, the “Offered Price” shall be the price specified in the Transfer Notice for the applicable class or series of Shares.

(b) Each such Member that notifies the Selling Members by written notice (the “Additional Selling Member Notice”) within ten (10) days after delivery of the Transfer Notice by the Company of such Member’s desire to participate in such Major Stock Sale shall have the right to participate in such sale of Tag-Along Shares on the same terms and conditions as specified in the Transfer Notice, subject to the terms of this Section 1.5, including without limitation those regarding differing Offered Prices for different classes or series of Shares. Each Member who delivers an Additional Selling Member Notice pursuant to the preceding sentence (each, an “Additional Selling Member”), and each Selling Member, may sell up to that number of Shares held by such Member equal to the product of the maximum number of Shares the Proposed Transferees are willing to purchase from all Members multiplied by such Member’s Pro-Rata Share (as defined herein). Each such Member’s “Pro-Rata Share” shall be equal to the quotient of the number of Shares held by such Member (on an as-if converted basis) divided by the total number of Shares then outstanding (on an as-if converted basis) held by all Selling Members and Additional Selling Members. Each Additional Selling Member shall, in its Additional Selling Member Notice, indicate the number of Shares it then holds that it wishes to sell pursuant to this Section 1.5 (the “Additional Selling Member Shares”). The aggregate number of Shares that each Additional

Selling Member may sell in the Major Stock Sale pursuant to this Section 1.5 may not exceed such Additional Selling Member’s Pro-Rata Share. The sale of the Additional Selling Member Shares shall occur on the later of (i) the date fifteen (15) days from the beginning of the Tag-Along Period and (ii) the date set among the Selling Members and the Proposed Transferees, if any, for the closing of the Major Stock Sale (the “Major Stock Sale Closing Date”).

(c) Additional Selling Members may exercise the Tag-Along Right by delivering to the Selling Members at or before the Major Stock Sale Closing Date one or more certificates, properly endorsed for transfer, representing a number of shares not to exceed the number of shares to which Additional Selling Member is entitled in this Section 1.5, representing such shares to be transferred by the Selling Members on behalf of the Additional Selling Member. If the Additional Selling Member does not hold a certificate in that series, class or type of shares representing the number of shares owned and to be sold by such Additional Selling Member pursuant to this Section 1.5, then, and in accordance with the relevant provisions of the Articles and applicable law, the Company shall reflect the transfer of shares by the Additional Selling Member in its Register of Members and may issue a certificate representing the proper number and type of shares to be sold pursuant to the Tag-Along Right. Following the Major Stock Sale Closing Date, the Company shall update its Register of Members to reflect the sale of shares by the Additional Selling Member and the Company may deliver a certificate for the remaining balance of the shares held by the Additional Selling Member, if any, to such Additional Selling Member. At the Major Stock Sale Closing Date, such certificates or other instruments will be transferred and delivered to the Transferee, if any, as set forth in the Transfer Notice in consummation of the Transfer of the Tag-Along Shares pursuant to the terms and conditions specified in the Transfer Notice, and the Selling Members will remit, or will cause to be remitted, to each Additional Selling Member, within ten (10) days after such Major Stock Sale Closing Date, that portion of the proceeds of the transfer to which each Additional Selling Member is entitled by reason of each Additional Selling Member’s participation in such transfer pursuant to the Tag-Along Right.

1.6 Articles of Association. The Company shall abide by, and take all actions necessary to achieve the economic effect of, all of its obligations under the Company’s Memorandum of Association (“Memorandum”) and the Company’s Articles of Association (the “Articles”), including, but not limited to, the provisions related to the conversion of the Preference Shares, the adjustment to the conversion prices of the Preference Shares, the declaration and payment of dividends, the winding up of the Company, payment of liquidation and dividend preferences on the Preference Shares and the redemption of Preference Shares, if any.

1.7 Termination of Covenants. The covenants set forth in Sections 1.2 and 1.3 shall terminate and be of no further force or effect immediately prior to the earliest of: (i) the closing of the Company’s IPO; (ii) the date on which the Company is required to file reports with the Commission (as defined below) pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); or (iii) with respect to an Investor, when such Investor, together with its Affiliates, ceases to hold at least 800,000 Preference Shares (and/or an equivalent number (on an as-converted basis) of Ordinary Shares issued upon conversion of the Preference Shares) as appropriately adjusted for Recapitalizations. The covenants set forth in Sections 1.4, 1.5 and 1.6 shall terminate and be of no further force or effect immediately prior to the closing of the Company’s IPO, provided, that any termination of Section 1.6 shall not be deemed to be an amendment to the Memorandum or Articles.

2.	Registration Rights.

2.1 Restrictions on Transferability. The Preference Shares and the Conversion Shares (as defined below) shall not be sold, assigned, transferred or pledged except upon the conditions specified in this Section 2, which conditions are intended to ensure compliance with the provisions of the Securities Act. Each Holder will cause any proposed purchaser, assignee, transferee or pledgee of any shares held by such Holder to agree in writing to take and hold such shares subject to the provisions and upon the conditions specified in this Section 2.

2.2 Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

(a) “Articles” means the Company’s Articles of Association.

(b) “Buy-Out Agreement” shall mean the Buy-Out Agreement dated as of April 27, 2004 between the Company and Intel Capital Corporation.

(c) “Change of Control” shall mean a Sale of Assets or an Acquisition Transaction.

(d) “Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

(e) “Conversion Shares” means the Ordinary Shares issued or issuable pursuant to conversion of the Preference Shares, including the Preference Shares issued or issuable upon the exercise of the Warrants.

(f) “Founders” shall mean Herbert Chang, Fred Wong, Joseph Liu, Chieh Chang and Jiwei Sun.

(g) “Founders Shares” shall mean the Ordinary Shares other than the Conversion Shares held by the Founders as of the date of this Agreement or subsequently acquired by the Founders.

(h) “Holder” shall mean (i) any Investor holding Registrable Securities, (ii) any person holding Registrable Securities to whom the rights under this Section 2 have been transferred in accordance with Section 2.13 hereof, and (iii) with respect to any registration pursuant to Section 2.6 hereof, the Founders. A holder of Preference Shares (or a Warrant exercisable for Preference Shares) shall be deemed to be a Holder of the Registrable Securities issuable upon conversion of such Preference Shares and that Holders of Registrable Securities shall not be required by this Agreement to convert their Preference Shares into Ordinary Shares or exercise their Warrants for Preference Shares in order to exercise registration rights hereunder, until immediately prior to the closing of the relevant offering to which the registration relates.

(i) “Initiating Holders” shall mean Holders who in the aggregate hold at least 50% of the outstanding Registrable Securities.

(j) “IPO” shall mean the Company’s first firm commitment underwritten public offering of any of its Ordinary Shares to the general public pursuant to (a) a registration statement filed under the Securities Act or (b) the securities laws applicable to an offering of securities in another jurisdiction pursuant to which such securities will be listed on an internationally-recognized securities exchange (approved by holders of a majority of the Series C Preference Shares).

(k) “Ordinary Shares” shall mean Ordinary Shares of the Company.

(l) “Preference Shares” shall mean Preference Shares of the Company.

(m) “Preference Shares Directors” shall mean the directors appointed by the holders of the Series A Preference Shares, the Series B Preference Shares and the Series C Preference Shares pursuant to the Articles.

(n) “Qualified IPO” shall mean a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act (or similar securities laws, to the extent applicable, in connection with an offering of securities in another jurisdiction pursuant to which such securities will be listed upon an internationally-recognized securities exchange approved by holders of a majority of the Series C Preference Shares) covering the offer and sale of Ordinary Shares to the public with net cash proceeds to the Company (after deduction of underwriters’ discounts and commissions) in respect of all such Ordinary Shares so offered of not less than US$50,000,000.00 and a per share offering price of at least US$5.00 (as appropriately adjusted for Recapitalizations).

(o) “Recapitalizations” shall mean any share split, share dividend, share distribution or share combination, recapitalization, reclassification or other similar event in relation to the shares of the Company.

(p) “Registrable Securities” means (i) the Conversion Shares and any Ordinary Shares of the Company issued or issuable in respect of the Conversion Shares upon any Recapitalization, or any Ordinary Shares otherwise issuable with respect to the Conversion Shares and (ii) with respect to any registration pursuant to Section 2.6 hereof, the Founders Shares; provided, however, that Ordinary Shares shall only be treated as Registrable Securities if and so long as (A) they have not been sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, or (B) they have not been sold in a transaction that, in the opinion of counsel for the Company was exempt from the registration and prospectus delivery requirements of the Securities Act so that all transfer restrictions and restrictive legends with respect thereto are removed upon the consummation of such sale.

(q) “Registrable Securities then outstanding” (and similar expressions herein) shall mean the number of Ordinary Shares which are Registrable Securities that are then (1) issued and outstanding, or (2) issuable pursuant to the conversion of then outstanding Preference Shares, or Preference Shares that are issuable upon exercise of then outstanding Warrants therefor.

(r) The terms “register,” “registered” and “registration” refer to (i) a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement, or (ii) in the context of a public offering in a jurisdiction other than the United States, a registration, qualification or filing under the applicable securities laws of such other jurisdiction.

(s) “Registration Expenses” shall mean all expenses, except as otherwise stated below, incurred by the Company in complying with Sections 2.5, 2.6 and 2.7 hereof, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, the expense of any special audits incident to or required by any such registration but excluding (i) the compensation of regular employees of the Company which shall be paid in any event by the Company and (ii) Selling Expenses.

(t) “Restricted Securities” shall mean the securities of the Company that are “restricted securities” within the meaning of Rule 144 of the Securities Act.

(u) “Securities Act” shall mean the Securities Act of 1933, as amended.

(v) “Selling Expenses” shall mean all underwriting discounts, selling commissions and share transfer taxes applicable to the securities registered by the Holders and all fees and disbursements of counsel for any Holder.

(w) “Warrants” shall mean any and all warrants issued by the Company to the Series A Holders, the Series B Holders and the Series C Holders that are exercisable for Preference Shares of the Company.

2.3 Restrictive Legend. On and after the date of this Agreement, each certificate representing (i) the Preference Shares, (ii) the Conversion Shares and (iii) any other securities issued in respect of the Preference Shares or the Conversion Shares upon any share split, share dividend, recapitalization, merger, consolidation or similar event, shall (unless otherwise permitted by the provisions of Section 2.4 below) be stamped or otherwise imprinted with legends substantially in the following form (in addition to any legend required under applicable federal, state, local or non-United States law):

(a)	“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). SUCH SECURITIES MAY NOT BE TRANSFERRED UNLESS (A) A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO SUCH TRANSFER OR (B) PURSUANT TO RULE 144, OR (C) IN THE REASONABLE OPINION OF THE COMPANY, REGISTRATION UNDER THE ACT IS UNNECESSARY IN ORDER FOR SUCH TRANSFER TO COMPLY WITH THE SECURITIES ACT.”

(b)

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD OF UP TO 180 DAYS FOLLOWING THE EFFECTIVE DATE OF THE INITIAL REGISTRATION STATEMENT OF THE COMPANY FILED UNDER THE SECURITIES ACT, AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY

BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SHARES.”

Each Holder consents to the Company making a notation on its records and giving instructions to any transfer agent of the Preference Shares or the Ordinary Shares in order to implement the restrictions on transfer established in this Section 2.

2.4 Notice of Proposed Transfers. The holder of each certificate representing Restricted Securities by acceptance thereof agrees to comply in all respects with the provisions of this Section 2.4. Prior to any proposed sale, assignment or transfer or pledge of any Restricted Securities (other than (i) a transfer not involving a change in beneficial ownership, (ii) in transactions involving the distribution without consideration of Restricted Securities by the holder to any of its partners, shareholders, members, or retired partners, shareholders or members, or to the estate of any of its partners, shareholders or members or retired partners, shareholders or members, (iii) in transactions in compliance with Rule 144 promulgated under the Securities Act (“Rule 144”), (iv) with respect to members that are entities, transfers by such members without consideration to their Affiliates, or (v) transfers by members that are individuals to their immediate family members or any trust for any of the foregoing) unless there is in effect a registration statement under the Securities Act covering the proposed transfer, the holder thereof shall give written notice to the Company of such holder’s intention to effect such transfer, sale, assignment or pledge. Each such notice shall describe the manner and circumstances of the proposed transfer, sale, assignment or pledge in sufficient detail, and if reasonably requested by the Company, shall be accompanied, at such holder’s expense by either (i) a written opinion of legal counsel who shall be, and whose legal opinion shall be, reasonably satisfactory to the Company addressed to the Company, to the effect that the proposed transfer of the Restricted Securities may be effected without registration under the Securities Act, or (ii) a “no action” letter from the Commission to the effect that the transfer of such securities (or transfer of securities in a transaction that is, in the reasonable opinion of counsel for the Company, the same in all material respects to a transfer of securities which is the subject matter of such no action letter) without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the holder to the Company. The transferees shall be bound by the obligations of the transferor in this Agreement, including the Standoff Agreement (as set forth in Section 2.14) below. Each certificate evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to Rule 144, the appropriate restrictive legends set forth in Section 2.3 above, except that such certificate shall not bear such restrictive legends if in the opinion of counsel for such holder and the Company such legend is not required in order to establish compliance with any provision of the Securities Act.

2.5 Requested Registration.

(a) Request for Registration. If, at any time following six months after the Company’s IPO, the Company shall receive from Initiating Holders a written request that the Company effect any registration, qualification or compliance with respect to their outstanding Registrable Securities for an anticipated aggregate offering price equal to or exceeding $10,000,000, the Company will:

(i) give written notice within ten (10) business days of the proposed registration, qualification or compliance to all other Holders; and

(ii) as soon as practicable, use its commercially reasonable efforts to effect such registration, qualification or compliance (including, without limitation, appropriate qualification under applicable blue sky or other applicable securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within ten (10) business days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to take any action to effect any such registration, qualification or compliance pursuant to this Section 2.5:

(1) In any particular non-U.S. jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(2) In any jurisdiction other than (A) the jurisdiction(s) in which the Company has already effected a registered public offering of its equity securities, or (B) if the Initiating Holders are precluded from exercising their rights under Section 2.5 by reason of Section 2.5(a)(ii)(6), the United States;

(3) During the period starting with the date sixty (60) days prior to the Company’s estimated date of filing of, and ending on the date six (6) months immediately following the effective date of, any registration statement pertaining to securities of the Company (other than a registration of securities in a transaction under Rule 145 promulgated under the Securities Act (“Rule 145”) or with respect to an employee benefit plan), provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective and (ii) such registration is subject to the piggyback registration rights of the Holders under Section 2.6.;

(4) After the Company has effected two (2) such registrations pursuant to this Section 2.5(a), and such registrations have been declared or ordered effective (which, for the avoidance of doubt, shall mean that the registrations shall have been continuously effective for thirty (30) calendar days, or until all Registrable Securities covered thereby have been sold, whichever earlier);

(5) If the Initiating Holders may dispose of shares of Registrable Securities pursuant to a registration statement on Form F-3 pursuant to a request made under Section 2.7 hereof;

(6) In the event the Initiating Holders have requested a registration to be effected in a jurisdiction other than the United States, to the extent the Board of Directors determines in good faith in its sole discretion that such registration would impose materially more burdensome or costly obligations on the part of the Company as compared to those to which the Company would be subject if the request was for a registration to be effected in the United States; or

(7) If (i) the Initiating Holders have indicated in the request for registration that they intend that the Registrable Securities covered by such request be distributed by means of an underwriting and (ii) the Company and the Initiating Holders are unable to obtain the commitment of an underwriter selected by the Company (subject to the reasonable approval of a majority in interest of the Initiating Holders) to underwrite the offering.

(b) Underwriting. In the event that a registration pursuant to Section 2.5 is for a registered public offering involving an underwriting, the Company shall so advise the Holders as part of the notice given pursuant to Section 2.5(a)(i). In such event, the right of any Holder to registration pursuant to Section 2.5 shall be conditioned upon such Holder’s participation in the underwriting arrangements required by this Section 2.5(b), and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent requested shall be limited to the extent provided herein.

The Company shall (together with all Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Company, but subject to reasonable approval of a majority in interest of the Initiating Holders. Notwithstanding any other provision of this Section 2.5, if the managing underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all holders of Registrable Securities who have requested that their shares be included in the registration and underwriting and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated, among all Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders at the time of filing the registration statement, provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all securities that are not Registrable Securities are first entirely excluded from the underwriting and registration. No Registrable Securities excluded from the underwriting by reason of the underwriter’s marketing limitation shall be included in such registration. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares.

If any Holder of Registrable Securities disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company, the managing underwriter and the Initiating Holders. The Registrable Securities and/or other securities so withdrawn shall also be withdrawn from registration, and such Registrable Securities shall not be transferred in a public distribution prior to ninety (90) days after the effective date of such registration, or such other shorter period of time as the underwriters may require.

2.6 Company Registration.

(a) Notice of Registration. If at any time or from time to time the Company shall determine to register any of its securities, either for its own account or the account of a security holder or holders, other than (i) a registration relating solely to employee benefit plans, or (ii) a registration relating solely to a Rule 145 transaction:

(i) give to each Holder written notice within ten (10) business days thereof; and

(ii) (subject to the limitations set forth in Section 2.6(b)(i) below), include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made within ten (10) business days after receipt of such written notice from the Company, by any Holder.

(b) Underwriting.

(i) If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 2.6(a)(i). In such event the right of any Holder to registration pursuant to Section 2.6 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Company. Notwithstanding any other provision of this Section 2.6, if the managing underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the managing underwriter may limit the number of Registrable Securities to be included in, such registration and underwriting, and the Company shall include in such registration (1) first, the securities the Company proposes to sell, (2) second, the Registrable Securities (other than Founders Shares) requested to be included in such registration, pro rata among the respective Holders thereof on the basis of the amount such Registrable Securities (other than Founders Shares) owned by each such Holder, and (3) third, other securities (including Founders Shares) requested to be included in such registration. No such reduction shall reduce the amount of securities of the selling Holders (excluding the Founders) included in the registration below twenty-five percent (25%) of the total amount of securities included in such registration. Notwithstanding the foregoing, if such offering is the initial public offering of the Company in the relevant jurisdiction, any or all of the Registrable Securities of the Holders may be excluded in accordance with this Section 2.6(b)(ii). The Company shall so advise all Holders and other holders distributing their securities through such underwriting and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among all the Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holder at the time of filing the Registration Statement. To facilitate the allocation of shares in accordance with the above provisions, the Company may round the number of shares allocated to any Holder or holder to the nearest 100 shares.

(ii) If any Holder disapproves of the terms of any such underwriting, it may elect to withdraw therefrom by written notice to the Company and the managing underwriter. Any securities excluded or withdrawn from such underwriting shall be withdrawn from such registration, and shall not be transferred in a public distribution prior to ninety (90) days after the effective date of the registration statement relating thereto, or such other shorter period of time as the underwriters may require.

(c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.6 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. Registration Expenses of such withdrawn registration shall be borne by the Company.

2.7 Registration on Form F-3.

(a) If any Holder or Holders request that the Company file a registration statement on Form F-3 (or any successor form to Form F-3) for a public offering of shares of the Registrable Securities with a reasonably anticipated aggregate offering price equal to or exceeding $1,000,000, and the Company is a registrant entitled to use Form F-3 to register the Registrable Securities for such an offering, the Company shall use its commercially reasonable efforts to cause such Registrable Securities to be registered for the offering on such form and to cause such Registrable Securities to be qualified in such jurisdictions as such Holder or Holders may reasonably request, provided, however, that the Company shall not be required to effect more than two (2) registrations pursuant to this Section 2.7 in any twelve (12) month period. The Company shall inform other Holders of the proposed registration and offer them the opportunity to participate. The substantive provisions of Section 2.5(b) shall be applicable to each registration initiated under this Section 2.7.

(b) Notwithstanding the foregoing, the Company shall not be obligated to take any action pursuant to this Section 2.7: (i) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act; or (ii) during the six (6) month period following the effective date of any registration statement pertaining to any underwritten registration of securities of the Company in which Holders have piggyback registration rights under Section 2.6. Form F-3 registrations initiated under this Section 2.7 shall not be considered demand registrations as described in Section 2.5. References in this Section 2.7 to Form F-3 shall also include Form S-3 (or any successor form to Form S-3) if the Company is then eligible to use such form.

2.8 Expenses of Registration. All Registration Expenses shall be borne by the Company, provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.5 hereof if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 2.5 hereof, provided, further, however, that if the requested registration is withdrawn and at the time of such withdrawal the Holders have learned of a material adverse change in the condition, business or prospects of the Company from the condition, business or prospects of the Company known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses or to forfeit their right to one demand registration and shall retain their rights pursuant to Section 2.5 hereof. All Selling Expenses incurred in connection with all registrations pursuant to Sections 2.5, 2.6 and 2.7 hereof shall be borne by the Holders of the securities so registered pro rata on the basis of the number of their shares so registered.

2.9 Registration Procedures. In the case of each registration, qualification or compliance effected by the Company pursuant to this Section 2, the Company will keep each Holder advised in writing as to the initiation of each registration, qualification and compliance and as to the completion thereof. At its expense the Company will use its commercially reasonable efforts to:

(a) In the case of a registration of securities in the United States, (1) prepare and file with the Commission a registration statement with respect to such securities and subject to Section 2.6(c), cause such registration statement to become and remain effective for (i) with respect to a registration filed pursuant to Section 2.5, thirty (30) days or until the distribution described in the registration statement has been completed, whichever is shorter, or (ii) with respect to a registration filed pursuant to Section 2.6 or 2.7, ninety (90) days or until the distribution described in the registration statement has been completed, whichever is shorter; provided, however, the Company may suspend the availability of a registration statement and the use of the related prospectus (x) in order to prevent premature disclosure of any material non-public information related to corporate developments or (y) if any event shall occur as a result of which it shall be necessary, in the good faith determination of the Board of Directors of the Company, to amend or supplement any prospectus or prospectus supplement thereunder in order that each such document not include any untrue statement of material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, no misleading, provided, further, that (i) the Company may exercise the right to such suspension only twice in any 12-month period and for a period in the aggregate not to exceed ninety (90) days and (ii) the period of such suspension shall not count towards the applicable period the Company is obligated to maintain the effectiveness of the registration statement.

(b) In the case of registration of securities in the United States, prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement, and in the case where the availability of the registration statement is suspended pursuant to Section 2.9(a) above, such amendments and supplements shall be filed as soon as practicable;

(c) In the case of a registration, qualification or compliance effected by the Company pursuant to this Section 2 in a non-U.S. jurisdiction, use its commercially reasonable efforts to register, qualify or comply the Company’s securities for sale to the public in such jurisdiction such that the securities covered by the registration, qualification or compliance may be sold for periods as those contemplated under Section 2.9(a);

(d) Furnish to the Holders participating in such registration and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, if applicable, preliminary prospectus, final prospectus and such other documents as such underwriters may reasonably request in order to facilitate the public offering of such securities;

(e) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed;

(f) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering; and

(g) Notify each Holder of Registrable Securities covered by such registration statement of any suspension of the availability of such registration statement in accordance with Section 2.9(a) above.

2.10 Indemnification.

(a) The Company will indemnify each Holder, each of its officers, directors, trustees and partners and any underwriter (as defined in the Securities Act), and each person controlling such Holder or underwriter within the meaning of Section 15 of the Securities Act, with respect to the registration, qualification or compliance of Registrable Securities effected pursuant to this Section 2, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation (or alleged violation) by the Company of the Securities Act, the Exchange Act or any other federal, state or foreign securities law or any rule or regulation promulgated thereunder applicable to the Company in connection with any such registration, qualification or compliance, and the Company will reimburse each such Holder (within thirty (30) days of a request in writing), each of its officers, trustees, directors and partners and any underwriter (as defined in the Securities Act) for such Holder, and each person controlling such Holder or underwriter, for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action; provided, that the Company will not be liable to any specific Holder or such Holder’s officers, directors, trustees and partners and any underwriter (as defined in the Securities Act) and each person controlling such specific Holder or underwriter in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such specific Holder, or controlling person or underwriter for such specific Holder and stated to be specifically for use therein.

(b) Each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected pursuant to this Section 2, indemnify the Company, each of its directors and officers, each person who controls the Company within the meaning of Section 15 of the Securities Act, and each other such Holder, each of its officers, trustees, directors and partners and any underwriter (as defined in the Securities Act) and each person controlling such Holder or underwriter within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, and will reimburse the Company (within thirty (30) days of a request in writing), such other Holders, such directors, officers, trustees, persons, partners, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder and stated to be specifically for use therein. Notwithstanding the foregoing, the liability of each Holder under this subsection (b) shall be limited to an amount equal to the proceeds of the shares sold by such Holder in the applicable registration out of which the claims arises, less any applicable underwriting discounts and commissions

(c) Each party entitled to indemnification under this Section 2.10 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnifying Party shall have the option to assume the defense of any such claim or any litigation resulting therefrom, provided, that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party’s expense, and, provided, further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 2 unless the failure to give such notice is materially prejudicial to an Indemnifying Party’s ability to defend such action and, provided, further, that the Indemnifying Party shall not assume the defense for matters as to which there is a conflict of interest or separate and different defenses. No claim may be settled without the consent of the Indemnifying Party (which consent shall not be unreasonably withheld). No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party (which consent shall not be unreasonably withheld), consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

(d) If the indemnification provided for in this Section 2.10 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage or expense referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions or violations that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations, provided, that in no event shall any contribution by a Holder under this Subsection 2.10(d) exceed the net proceeds from the public offering received by such Holder, and provided, further, that no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e) The obligations of the Company and Holders under this Section 2.10 shall survive the completion of any offering of Registrable Securities in a registration statement, and otherwise.

2.11 Information by Holder. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding such Holder or Holders, the Registrable Securities held by them and the distribution proposed by such Holder or Holders as the Company may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Section 2.

2.12 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Restricted Securities to the public without registration, after such time as a public market exists for the Ordinary Shares of the Company, the Company agrees to use its commercially reasonable efforts to:

(a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date that the Company becomes subject to the reporting requirements of the Securities Act or the Exchange Act.

(b) File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements);

(c) So long as the Investor owns any Restricted Securities, to furnish to the Investor forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public in the United States), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company and other information in the possession of or reasonably obtainable by the Company as the Investor may reasonably request in availing itself of any rule or regulation of the Commission allowing the Investor to sell any such securities without registration.

2.13 Transfer of Registration Rights. The rights to cause the Company to register securities granted Investor under Sections 2.5, 2.6 and 2.7 may be assigned to a transferee or assignee in connection with any transfer or assignment of Registrable Securities by the Purchaser, provided, that: (i) such transfer may otherwise be effected in accordance with applicable securities laws, (ii) the Company is given ten (10) days’ notice of the transfer, (iii) such assignee or transferee agrees to be bound by the terms of this Agreement, and (iv) such assignee or transferee is (1) any partner or retired partner of any Holder which is a partnership (or any member or retired member of any Holder which is a limited liability company), (2) any Affiliate of any Holder, (3) any family member or trust for the benefit of any individual holder, (4) any shareholder of any Holder which is a corporation, or (5) any transferee of at least Two Hundred Fifty Thousand (250,000) shares of the Company’s Registrable Securities (as appropriately adjusted for Recapitalizations).

2.14 Standoff Agreement. In connection with an IPO only, upon request of the Company or the underwriters managing any underwritten offering of the Company’s securities, except for transfers by an Investor to a donee or any current or retired partner, member or shareholder who agrees to be similarly bound, each Investor shall not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Ordinary Shares (or other securities) of the Company or enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Ordinary Shares (or other securities) of the Company held by such Investor (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed one hundred eighty (180) days from the effective date of such registration as may be requested by the Company or such underwriters (the “Standoff Period”), provided, that all officers and directors of the Company and holders of at least one percent (1%) of the Company’s voting securities enter into similar agreements (the “Market Standoff”). Each Investor agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter which are consistent with the foregoing or which are necessary to give further effect thereto.

2.15 Delay. If the Company shall furnish to such Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors it would be seriously detrimental to the Company or its members for a registration statement to be filed in the near future, then the Company’s obligation to use its commercially reasonable efforts to register, qualify or comply under Sections 2.5 or 2.7 shall be deferred for a period not to exceed ninety (90) days from the date of receipt of written request from the Initiating Holders, provided, however, that the Company may not exercise its rights under this Section 2.15 more than once in a twelve-month period.

2.16 Termination. The rights to cause the Company to register securities granted Investor under Sections 2.5, 2.6 and 2.7 shall expire (i) as to a particular Holder, at such time as such Holder is able to dispose of all such securities in one three-month period pursuant to Rule 144, and such securities are then listed for trading on the NASDAQ Stock Market, the NYSE or an internationally recognized stock exchange approved by holders of a majority of the Series C Preference Shares, or (ii) as to all Holders, the earlier of (x) five (5) years after the closing of a IPO, and (y) upon the effectiveness of a Change of Control involving solely cash or securities of a successor entity which are then listed on the NASDAQ Stock Market, the American Stock Exchange, the NYSE or an internationally recognized stock exchange approved by holders of a majority of the Series C Preference Shares.

3.	Right of First Offer.

3.1 Right of First Offer. Subject to the terms and conditions specified in this Section 3.1, the Company hereby grants to each Investor who, together with its Affiliates, hold at least 500,000 Preference Shares (and/or an equivalent number (on an as-converted basis) of Ordinary Shares issued upon the conversion of Preference Shares) (an “Eligible Investor”) a right of first offer to purchase its Pro Rata Share (as hereinafter defined) (in whole or in part) with respect to future sales by the Company of New Securities (as hereinafter defined). For purposes of this Section 3.1, an Investor’s “Pro Rata Share” shall mean that number of New Securities that equals the total number of such New Securities to be sold by the Company, multiplied by the ratio that (i) the number of Ordinary Shares issuable or issued upon conversion or exercise of the Preference Shares, Preference Shares subject to Warrants or other securities ultimately exercisable for Ordinary Shares held by such Investor bears to (ii) the total number of Ordinary Shares of the Company then outstanding (assuming full conversion and exercise of all convertible or exercisable securities, whether vested or unvested, then outstanding)

Subject to Section 3.1(d), each time the Company proposes to offer any shares of, or securities convertible into or exercisable for any shares of, any class of its shares (“New Securities”), the Company shall first make an offering of such New Securities to each Eligible Investor in accordance with the following provisions:

(a) The Company shall deliver a written notice (“Notice”) pursuant to Section 4.7 hereof to each of the Investors stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and a summary of the terms, if any, upon which it proposes to offer such New Securities.

(b) By written notification received by the Company within ten (10) days after delivery of the Notice, each Eligible Investor may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to its Pro Rata Share of such New Securities.

(c) If all New Securities that the Eligible Investors are entitled to purchase pursuant to subsection 3.1(b) are not so purchased, the Company may, during the ninety (90) day period following the expiration of the period provided in subsection 3.1(b) hereof, offer the remaining unsubscribed portion of such New Securities to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within sixty (60) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Investors in accordance herewith.

(d) Notwithstanding the foregoing, New Securities does not include the Series C Shares issued pursuant to the Series C Agreement and the Securities issued or issuable:

(i) upon conversion of Preference Shares;

(ii) to employees, officers, directors or consultants of the Company pursuant to stock option or restricted stock purchase plans, employment agreements or other compensation arrangements approved by the Board of Directors; (b) to financial institutions or lessors in connection with credit arrangements, equipment financing arrangements or other similar transactions approved by the Board of Directors; and (c) pursuant to any other transaction of primarily a strategic nature approved by the Board of Directors including, but not limited to, shares issued to joint venture partners, suppliers of goods and services or pursuant to licensing arrangements; provided, that, the aggregate number of Ordinary Shares issued or issuable or deemed issued pursuant to subclauses (a), (b) and (c) of this clause (ii) together shall not exceed twenty-nine million (29,000,0000);

(iii) as part of any Recapitalization;

(iv) upon exercise or conversion of options, warrants, notes or other rights to acquire securities of the Company outstanding on or prior to the date hereof other than the options, warrants, notes or other rights described in clause (ii) above;

(v) in an IPO;

(vi) pursuant to an acquisition by the Company of assets or share capital of another entity that is approved by the Board of Directors provided, that the aggregate number of Ordinary Shares issued or issuable or deemed to be pursuant to this clause (vi) shall not exceed fifteen million (15,000,000);

(vii) by the Company to a third party buyer as contemplated by the Buy-Out Agreement, where such securities represent securities repurchased by the Company pursuant to the Buy-Out Agreement; and

(viii) pursuant to other transactions expressly excluded from this Section 3.1 by resolution of the Board of Directors, which resolution is passed by a majority of the Preference Shares Directors.

(e) The right of first offer is not assignable except by each such Eligible Investor: (i) to any wholly-owned subsidiary, constituent partner, shareholder or member who acquires at least Five Hundred Thousand (500,000) Preference Shares (and/or an equivalent number of Ordinary Shares issued upon conversion of the Preference Shares) as appropriately adjusted for Recapitalizations, (ii) to any other party who purchases all of such Eligible Investor’s Preference Shares (or Ordinary Shares issued upon conversion of the Preference Shares) or (iii) without limits as to share numbers, to any Affiliate of such Investor.

3.2 Termination of Right. The right of first offer granted hereunder shall expire immediately prior to the first to occur of the following: (i) the closing of an IPO; or (ii) the effectiveness of a Change of Control involving solely cash or securities of a successor entity which are then listed on the NASDAQ Stock Market, the American Stock Exchange, the NYSE or an internationally recognized stock exchange approved by holders of a majority of the Series C Preference Shares.

4.	Right to Approve Certain Transactions

4.1 Right to Approve Future Issuance of Shares. Any issuance of Ordinary Shares by the Company (other than an issuance of Ordinary Shares in connection with an IPO) that would cause the total number of Ordinary Shares outstanding and issuable upon conversion or exercise of outstanding Preference Shares and other outstanding securities of the Company to exceed one hundred and thirty million (130,000,000) shall be approved by all of the Preference Shares Directors.

4.2 Right to Approve Certain Related Party Transactions. Except for the transactions set forth in Schedule 4.2 hereof, any transaction entered into by the Company in which (i) the amount involved exceeds $250,000 and (ii) a director or executive officer of the Company has or will have, a material interest, shall be approved by a majority of the Preference Shares Directors.

4.3 Right to Approve Certain Acquisition Transactions. The Company shall not, without the approval of at least 75% of the authorized number of directors, authorize, enter into, agree to or permit (i) any merger, combination or consolidation involving the Company whereby Members immediately prior to such merger, combination or consolidation do not beneficially own shares possessing voting power of at least 80% of the surviving entity (or parent entity thereof if the surviving entity is wholly owned by the parent) immediately following such transaction (on account of shares of the Company owned prior to the transaction) (ii) any reorganization, consolidation, merger, or the sale or transfer of shares or substantially all assets or any similar transaction or series of related transactions involving any of the Company’s direct or indirect subsidiaries (except where the Company and/or another direct or indirect wholly-owned subsidiary of the Company are the only counter-parties to such transaction) in which either (a) the subsidiary involved has assets in excess of $10,000,000 or (b) the consideration to be paid in such transaction has a value in excess of $10,000,000.

4.4 Termination of Rights. The rights to approve certain transactions granted pursuant to Sections 4.1, 4.2 and 4.3 shall terminate immediately prior to the first to occur of the following: (i) the closing of an IPO; or (ii) the effectiveness of a Change of Control.

5.	Redemption of Series C Preference Shares.

5.1 Redemption Upon 50% Transfer. If the Members of the Company as of April 27, 2004 cease to be registered holders of more than 50% of the Outstanding Shares (a “50% Transfer”), then at the election of a holder of Series C Preference Shares (the “Redeeming Holder”), the Company shall redeem all or part of the Series C Preference Shares held by such Redeeming Holder at a price of US$5.00 per Series C Preference Share, plus all declared and unpaid dividends thereon (the “Redemption Price”). For purposes of this Section 5, “Outstanding Shares” shall mean the Ordinary Shares outstanding as of April 27, 2004, plus the Preference Shares outstanding as of April 27, 2004 or the Ordinary Shares issuable upon the conversion of the Preference Shares outstanding on April 27, 2004.

5.2 Transitions Not Deemed to be 50% Transfer. Notwithstanding the foregoing, the following transactions shall not constitute a transfer that counts toward the 50% Transfer:

(a) any repurchase of shares by the Company;

(b) any transfer of shares to a Member’s Family, or to a trust solely for the benefit of the Member’s Family and/or for the Member. For purposes of this Section 5, “Family” means such Member’s spouse, mother, father, mother-in-law, father-in-law, son, daughter, son-in-law, daughter-in-law, grandchild, spouse of grandchild, brother, sister, brother-in-law, sister-in-law, aunt, uncle, cousin, niece or nephew;

(c) any transfer of shares for estate or tax planning purposes to a custodian, trustee (including a trustee of a voting trust) executor or other fiduciary solely for the account of such Member or such Member’s Family;

(d) any transfer of shares (A) to a legal representative of such Member if such Member becomes incapacitated or upon death of such Member; (B) by will, intestacy laws or the laws of descent or survivorship; or (C) pursuant to a court order upon the termination of a marital relationship of such Member;

(e) any transaction or transactions to which Section 1.4 applies;

(f) any transaction or transactions to which Section 1.5 applies and the Offered Price is greater than US$2.50 (as adjusted for any Recapitalization); and

(g) any transfer of Series C Preference Shares or Ordinary Shares issued or issuable upon the conversion of Series C Preference Shares.

provided, that, any transfer made subsequent to a transfer described in clauses (b), (c) and (d) shall constitute a transfer that counts towards the 50% Transfer if such subsequent transfer does not otherwise constitute a transfer as set forth in clauses (a) to (g) above.

5.3 Redemption Notice. Within ten (10) days after the occurrence of a 50% Transfer, written notice (the “Redemption Notice”) shall be sent by the Company in accordance with Section 6.7 to the holder of record of Series C Preference Shares; provided, however, that the Company’s failure to give such Redemption Notice shall in no way affect its obligation to repurchase the Series C Preference Shares in accordance with Section 5.1. The Redemption Notice shall contain the following information:

(a) the number of Series C Preference Shares held by the holder which shall be redeemed by the Company at the holder’s election;

(b) that if electing to redeem all or part of his or its Series C Preference Shares, such Redeeming Holder shall provide written notice of such election to the Company which election shall specify the number of Shares to be redeemed;

(c) that the date for payment of the Redemption Price, which shall be no later than sixty (60) days after the date of the Redemption Notice (the “Redemption Date”); and

(d) that if electing to redeem all or part of his or its Series C Preference Shares, such Redeeming Holder is to provide written notice of such election within fifteen (15) days after the date of the Redemption Notice and surrender to the Company, at the place designated therein, its certificate or certificates representing the Series C Preference Shares to be redeemed, if any.

5.4 Redemption. Each Redeeming Holder shall deliver a written notice of its election to redeem the Series C Preference Shares no later than fifteen (15) days after the date of the Redemption Notice and surrender the certificate or certificates representing the Series C Preference Shares to be redeemed, if any, to the Company at the place designated in the Redemption Notice, and thereupon the Redemption Price shall be paid on the Redemption Date to the order of the person whose name appears as the owner of such Series C Preference Shares in the Register of Members of the Company and each surrendered certificate shall be cancelled and retired.

5.5 Insufficient Funds. If the funds of the Company legally available for redemption of Series C Preference Shares are insufficient to redeem the total number of Series C Preference Shares to be redeemed, those funds that are legally available will be used to redeem the maximum possible number of such Shares ratably among the holders of such Shares to be redeemed such that each holder of a Series C Preference Share receives the same percentage of the aggregate Redemption Price to which such holder is entitled. The Series C Preference Shares not redeemed on a Redemption Date shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Company are legally available for the redemption of the Series C Preference Shares previously tendered for redemption in accordance with this Section 5.5, such funds will be used to redeem the balance of such Shares, at the Redemption Price per share, that the Company has become obliged to redeem on any Redemption Date but that it has not redeemed, and such redemption shall occur as soon as practicable after such additional funds become legally available. For the purpose of determining whether funds are legally available for redemption of the Series C Preference Shares as provided herein, the Board of Directors shall in good faith determine a value of the Company’s assets, which determination shall be conclusive.

5.6 Partial Redemption. In the event less than all the Series C Preference Shares held by the Redeeming Holder are redeemed, the Company shall make appropriate entries in its Register of Members and may issue a new certificate representing the unredeemed Series C Preference Shares to the Redeeming Holder.

5.7 Termination of Redemption Rights The rights set forth in Sections 5.1 to 5.6 hereof shall terminate immediately prior to the first to occur of the following: (i) the closing of the IPO; (ii) the effectiveness of a Change of Control; or (iii) April 27, 2006.

6.	Miscellaneous.

6.1 Term and Termination. This Agreement shall become effective upon the Effective Date. Section 1 shall terminate in accordance with Section 1.7; the registration rights granted pursuant to Section 2 shall terminate in accordance with Section 2.16; Section 3 shall terminate in accordance with Section 3.2, and the rights granted pursuant to Section 4 shall terminate in accordance with Section 4.4.

6.2 Waivers and Amendments.

(a) With the written consent of the Company and the Holders holding more than a majority of the then outstanding Registrable Securities (including Holders holding more than a majority of the then outstanding Registrable Securities issued pursuant to the Series C Agreement, but not including Founders Shares), the obligations of the Company and the rights of the Investors under this Agreement may be amended and any of its terms may be waived (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely) and any amendments or waivers so approved shall be binding as to all parties, provided, however, that any amendment, waiver, discharge or termination of any provision under Sections 2.2 and 2.6 hereof which would materially and adversely affect the express rights of the holders of the

Founders Shares in relation to the rights of holders of other Registrable Securities hereunder shall not be effective unless approved by the holders of a majority of the Founders Shares. Without limiting the foregoing and for the avoidance of doubt, it is expressly agreed that any such amendment or waiver affecting the express rights of holders of Founders Shares which eliminates, restricts or otherwise modifies piggyback registration rights equally for all holders of Registrable Securities shall not be deemed to require the separate consent of holders of a majority of the Founders Shares.

(b) Notwithstanding anything to the contrary in this Section 6.2(a), if an amendment or waiver affects a Holder in a manner that is different from the effect on all other Holders, or imposes any material obligation or liability on a Holder beyond that already imposed on such Holder hereunder prior to such amendment or waiver, then such amendment or waiver will not be applied to or enforceable against such Holder without the prior written consent of such Holder. Notwithstanding anything to the contrary in this Section 6.2(a), Sections 1.2 and 1.3 of this Agreement may be amended and the observance thereof may be waived as to any Investor entitled to the rights set forth therein only with the written consent of such Investor.

(c) Upon the effectuation of each such waiver, consent, agreement, amendment or modification the Company shall promptly give written notice thereof to the record holders of the Preference Shares or Conversion Shares who have not previously consented thereto in writing. Neither this Agreement nor any provisions hereof may be changed, waived, discharged or terminated orally, but only by a signed statement in writing.

6.3 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed within California. Each of the parties hereto irrevocably (i) agrees that any dispute or controversy arising out of, relating to, or concerning any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in Santa Clara County, California, in accordance with the rules then in effect of the American Arbitration Association; (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such arbitration; and (iii) submits to the non-exclusive jurisdiction of the State of California in any such arbitration. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The parties to the arbitration shall each pay an equal share of the costs and expenses of such arbitration, and each party shall separately pay for its respective counsel fees and expenses, provided, however, that the prevailing party in any such arbitration shall be entitled to recover from the non-prevailing party its reasonable costs and attorney fees. The Company has appointed CT Corporation System at 818 West 7th Street, Los Angeles, California 90017 as its authorized agent (the “Authorized Agent”) upon whom process may be served in any such action arising out of or based on this Agreement or the transactions contemplated hereby, expressly consents to the jurisdiction of the State of California in respect of any such arbitration, and waives any other requirements of or objections to personal jurisdiction with respect thereto. Such appointment shall be irrevocable unless and until the Board of Directors appoints another entity to act as the Authorized Agent of the Company; the Company shall promptly notify each party hereto of any such appointment of a successor Authorized Agent. The Company represents and warrants that the Authorized Agent has agreed to act as such agent for service of process and agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent and written notice of such service to the Company shall be deemed, in every respect, effective service of process upon the Company. Notwithstanding the foregoing, the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining specific performance, injunctive relief or other equitable remedies from a court having jurisdiction over the parties.

6.4 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any federal or state court in the State of California, or other court with jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby irrevocably and unconditionally agrees to be subject to, and hereby consents and submits to, the jurisdiction of the federal and state courts in the State of California.

6.5 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto. Other than an assignment pursuant to one or more transactions approved by holders of a majority of Series C Preference Shares or a majority of the Preference Shares Directors, the Company may not assign its obligations hereunder without the prior written consent of Holders of a majority of the then outstanding Registrable Securities (excluding Founders Shares).

6.6 Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof, and any and all other prior written or oral agreements relating to the specific subject matter hereof existing between the parties hereto are expressly superseded.

6.7 Notices, etc. All notices and other communications required or permitted hereunder shall be in writing and may be given by hand, messenger, courier, electronic mail or facsimile addressed (i) if to an Investor, at the Investor’s address, as shown on Exhibit A hereto, or at such other address as the Investors shall have furnished to the Company in writing, or (ii) if to any other holder of any shares subject to this Agreement, at such address as such holder shall have furnished the Company in writing, or, until any such holder so furnishes an address to the Company, then to and at the address of the last holder of such shares who has so furnished an address to the Company, or (iii) if to the Company, at 800 Yi Shan Road, Shanghai, PRC 200233 (attention: Chief Executive Officer), Fax No. (8621) 5450-0008 or at such other contact details as the Company shall have furnished to Investor in writing, with a copy to Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, CA 94304 (attention: Carmen Chang), Fax No. (1650) 493-6811.

Where a notice is delivered by hand or by messenger, service of the notice shall be deemed to be effected upon delivery. Where a notice is sent by courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the 3rd day following the day on which the notice was delivered to the courier. Where a notice is given by electronic mail service shall be deemed to be effected by transmitting the electronic mail to the electronic mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not necessary for the receipt of the electronic mail to be acknowledged by the recipient. Where a notice is sent by facsimile, service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted with confirmation of receipt.

6.8 Severability of this Agreement. If one or more provisions of this Agreement are held by any court or arbitrator of competent jurisdiction to be unenforceable under applicable law, such clause or provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had never been contained in this Agreement.

6.9 Information Confidential. Each Investor will hold in strict confidence and will not use, except for purposes of enforcing their rights under and making investment decisions relating to this Agreement, any confidential information about the Company (which shall include, but is not limited to, any information provided to Investors pursuant to Section 1.2 hereof) or its business received from the Company hereunder except information (i) which the Company authorizes the Investors to use or disclose, (ii) which is known to the Investors prior to its disclosure by the Company, (iii) which becomes publicly known through no fault of the Investors, (iv) which Investors are compelled by law to reveal, (v) which is disclosed by an Investor for the purpose of fund reporting or interfund reporting, and to such Investor’s Affiliates or Representatives of such Investor or such Investor’s Affiliates, provided, that prior to receipt by any Affiliate or Representative of the confidential information of the Company, Purchaser shall inform such Affiliates or Representative of the obligation of non-disclosure pursuant to this Agreement and are under an appropriate non-disclosure obligation imposed by professional ethics, law or otherwise, and (vi) with respect to Purchasers that are funds, is disclosed to its insures or the insurers of its fund manager. Investor will not use such information in violation of the Exchange Act or reproduce, disclose or disseminate such information to any person, except as permitted herein. Any Investor may disclose such information to its attorneys, accountants or other professional advisors; provided, that such other professional advisors are reasonably acceptable to the Company. Any Investor, which is a partnership, corporation or limited liability company shall be allowed to disclose confidential information received from the Company about the Company or its business to partners, shareholders or members of such Investor on a confidential basis to the extent necessary to meet its existing obligations to such partners, shareholder or members. “Representatives” of an Investor as used herein shall include fund managers, partners, directors, officers, employees, auditors, accountants, counsel, consultants and insurers of such Investor.

6.10 Titles and Subtitles. The titles of the paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

6.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

6.12 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to the Investor, upon any breach or default of the Company under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character by the Investor of any breach or default under this Agreement, or any waiver by the Investor of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in writing and that all remedies, either under this Agreement, or by law or otherwise afforded to the Investor, shall be cumulative and not alternative.

6.13 Share Splits. All references to the number of shares in this Agreement shall be appropriately adjusted to reflect any Recapitalizations, which may be made by the Company after the Closing (as defined in the Series C Agreement).

6.14 Aggregation of Stock. All Preference Shares or Ordinary Shares held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

6.15 Beneficial Ownership. Each Investor shall execute and deliver to the Company a Certificate of Ownership in the form attached hereto as Exhibit B-1 (the “Certificate of Ownership”), whereby such Investor shall either (i) certify that it is not a Single Purpose Funding Entity (as defined in the Certificate of Ownership), or (ii) (A) disclose a complete list of such Investor’s beneficial owners, and (B) cause each such beneficial owner to execute and deliver to the Company a beneficial owner letter in the form attached hereto as Exhibit B-2. Each Investor that is a Single Purpose Funding Entity hereby further covenants to the Company and each other Investor that it shall not permit the transfer of any of its securities (“SPE Securities”) unless such transfer would be permitted under Section 2 hereof assuming that the Preference Shares and/or Conversion Shares held by such Investor, rather than such SPE Securities, were being transferred.

6.16 Exercise of Rights. Any right of JAFCO Asia Technology Fund (“JAFCO”) under this agreement may, without prejudice to the right of JAFCO to exercise any such right, be exercised by JAFCO Investment (Asia Pacific) Ltd. as its fund manager unless JAFCO has given notice to the other parties that any such right cannot be exercised by JAFCO Investment (Asia Pacific) Ltd.

Remainder of Page Intentionally Left Blank

IN WITNESS WHEREOF, the parties have executed this First Amended and Restated Investors’ Rights Agreement as of the date first written above.

THE COMPANY

BCD SEMICONDUCTOR MANUFACTURING LIMITED

By:
Name:
Title:	Chief Executive Officer

SIGNATURE PAGE TO

FIRST AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this First Amended and Restated Investors’ Rights Agreement as of the date first written above.

THE FOUNDERS

JOSEPH Y. LIU

CHIEH CHANG

HERBERT CHANG

FRED WONG

JIWEI SUN

SIGNATURE PAGE TO

FIRST AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this First Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

By:
Name:
Title:

SIGNATURE PAGE TO

FIRST AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

EXHIBIT A

Series A Holders

We Sure Inc.

7F, #92-2 Sung Kao Road

Hsin Yi Dist., Taipei

Taiwan

Core Asia Capital Limited

6F, #7, Alley 43, Lane 311

E. Ho Ping Road

Sec. 2, Taipei

Taiwan

Joseph Y. Liu

40743 Rainwater Ct.

Fremont, CA 94539

Mintong International Ltd.

7F, #92-2 Sung Kao Road

Hsin Yi Dist., Taipei

Taiwan

Max KC Fang

7F, #11, Lane 188,

Chun Kin Road,

Taipei Taiwan

Shen-Gang Mai

7F, #92-2 Sung Kao Road

Hsin Yi Dist., Taipei

Taiwan

Ping-Chun Su

7F, #92-2 Sung Kao Road

Hsin Yi Dist., Taipei

Taiwan

Chih Heng Pan

7F, #92-2 Sung Kao Road

Hsin Yi Dist., Taipei

Taiwan

Series A Holders

Ming Shieh Li

7F, #92-2 Sung Kao Road

Hsin Yi Dist., Taipei

Taiwan

Shirley Chen

12333 Crayside Lane

Saratoga, CA 95070

Norman T. H. Liu

2823 Rio Ciaro Dr.

Hacienda Heights, CA 91745

Ariene Chou

685 Montana Vista

Fremont, CA 94539

Che-Fu Chen

3F, #65, Lane 8, Jung-Tsung Road

Tsao-Ying Dist.,

Kaohsiung, Taiwan

Chiu-Hua Chang

3F, #4, Alley 21, Lane 650

Sung Shan Road

Taipei, Taiwan

David G. Tunick

2847 Scotts Valley Drive

Henderson, NV 89052

James V. Chai Revocable Trust

1343 Carter Crest Rd.

Edmonton, AB. T6R 2L6

Canada

Min-Ji Lein

4704 Hollowcrest Ct.

Dallas, TX 75287

Midas Technology, Inc.

7F, #92-2 Sung Kao Road

Hsin Yi Dist., Taipei

Taiwan

Series A Holders

Raymond B. Sia

P.O. Box 6146

Bellevue, WA 98008

Teddy Tam

1162 Cherry Avenue

San Bruno, CA 94066

Yen Shu

7F, #92-2, Sung Kao Road

Hsin Yi Dist., Taipei

Taiwan

Gwo-Fen Chang

7F, #92-2, Sung Kao Road

Hsin Yi Dist., Taipei

Taiwan

Lei Wang

1189 Mountain Quail Circle

San Jose, CA 95120

Cheow Fatt Yeo

1156 Corvallis Ct.

San Jose, CA 95120

Yi Ling Lin

12F, 13, Jen-Al Road

Sec. 2 Taipei

Taiwan

Yasujuki Yoshizawa

572-7 Kamitsuruma

Sagamihara-shi 228-0802

Kanagawa Japan

Abraham Chen

12333 Crayside Lane

Saratoga, CA 95070

Series A Holders

Li-Chi Cheng

3F, #10, Lane 135

Wen-Hwa Road

Yun-Ho, Taipei

Taiwan

Lin Hsiu Hui Chiang

20754 St. Joan Ct.

Saratoga, CA 95070

Judi Ding

Room 1001, Building 45

No. 1285 Shing Zhong Road (W)

Shanghai, China

Hsiao-Ying Lee

11F, #195, Section 2

Hueng-Ho West Road

Yun-Ho, Taipei

Taiwan

Hui-Chu Ni

Room 202, Building 4, No. 6

Tianlin New Residence

Shanghai, China

Fenglian Wu

Room 202, Building 4, No. 6

Tianlin New Residence

Shanghai, China

Jen-Yeong Yu

9F, 14, #88 Lane, Section 2

Pao Fu Road

Yung Ho, Taipei

Taiwan

Instilink Co., Ltd.

7F, #420

Fusing N. Road

Taipei, Taiwan

Series B Holders

IP Fund One, L.P.

The Offices of Maples and Calder

Ugland House

P.O. Box 309 George Town

Grand Cayman

Cayman Islands

British West Indies

JAFCO Asia Technology Fund

c/o JAFCO Investment (Asia Pacific) Limited

6 Battery Road

#42-01

Singapore 049909

Mobiletron Electronics Co., Ltd.

[To come]

Dynamic Capital Corp.

Room 706, 7F, No. 205, sec. 1

Tun Hwa S. Road

Taipei, Taiwan

UOB Hermes Asia Technology Fund

c/o UOB Venture Management

Pte Ltd. Of 80 Raffles Place

#30-20 UOB Plaza 2

Singapore 048624

Intel Capital Corporation

c/o 32F, Two Pacific Place

88 Queensway

Central, Hong Kong

C Squared Investment Inc.

3F, no. 13, Sec. 2

Chi Nan Road

Taipei, Taiwan

Series B Holders

Somjai Chuangcharoendee

36/36M, Villa Royal

Budtamonton, Sai 2, Bangpai

Paseecharoen Bankok

Thailand 10160

Chang Yong Chen

No. 402

Chin Nien First Road

Kaohsiung, Taiwan

Yu-I (Wayne) Tseng

8F, No. 50, Lane 10,

Kee Hu Road

Nei Hu, Taipei

Taiwan

Chih Hui Tsai

No. 18, Lane 126, Lungshan 1st Street

Da Ya Shiang, Taichung Hsien

Taiwan 42846

Ane Vile Mu Venture Limited

Room 1003-1005 Allied Kajima Building

138 Gloucester Rd.

Wan Chai, Hong Kong

Su Wan Chien

No. 13, Lane 494

Jung Shan North Road

Daya Shiang

Taichung Hsien

Taiwan 42860

Lin Wei Tsai Chien

39, Sec. 3, Chung Ching Road

Ta Ya, Taichung Hsien

Taiwan 428

Wen Chen Tsai

39, Sec., 3 Chung Ching Road

Ta Ya Taichung Hsien

Taiwan 428

Series B Holders

Chen Ku Wei

No. 310 Fushing Road

Nantou City

Nantou Taiwan 54045

Chen Tu Wei

No. 23, Alley 1, Lane 137, Wenhua Road

Nantou City

Nantou, Taiwan 54043

Yu Sheng Wang

10F1-5, No. 559

Yungchuendung 1st Road

Nantuen Chiu, Taichung

Taiwan 40877

Jo Hao Chiao

No. 8, Lane 292, Shaluen Road

Tianjung Jen

Changhua, Taiwan 52042

Kuei Hsia Chang Chou

No. 51, Lane 80, Yishu North Street

Lungjing Shiang

Taichung Tsien

Taiwan 43443

Hao Jan Lu

10F, No. 17-9, Jinjiung Street

Taichung, Taiwan 40455

Chih Pen Chang

No. 51, Lane 80, Yishu North Street

Lungjing Shiang

Taichung Hsien

Taiwan 43443

Series C Holders

New Enterprise Associates 11, Limited Partnership

1119 St. Paul Street

Baltimore, MD 21202

NEA Ventures 2004, Limited Partnership

1119 St. Paul Street

Baltimore, MD 21202

Granite Global Ventures (Q.P.) L.P.

2494 Sand Hill Road, Suite 201

Menlo Park, CA 94025

Granite Global Ventures L.P.

2494 Sand Hill Road, Suite 201

Menlo Park, CA 94025

Venrock Entrepreneurs Fund IV, L.P.

2494 Sand Hill Road, Suite 200

Menlo Park, CA 94025

Venrock Associates IV, L.P.

2494 Sand Hill Road, Suite 200

Menlo Park, CA 94025

Venrock Partners, L.P.

2494 Sand Hill Road, Suite 200

Menlo Park, CA 94025

Manitou Ventures I, L.P.

460 Bush Street, 2nd Floor

San Francisco, CA 94108

Pinnacle Equity Investment Inc.

58 Belmont Road

Singapore 269890

Series C Holders

Matthew Ocko

P.O. Box 6146

Bellevue, WA 98008

John T. Olds

250 Steiner Street

San Francisco, CA 94133

UOB Hermes Asia Technology Fund

c/o UOB Venture Management

Pte Ltd. Of 80 Raffles Place

#30-20 UOB Plaza 2

Singapore 048624

Midas Technology Inc.

7F, #92-2 Sung Kao Road

Hsin Yi Dist., Taipei

Taiwan

C Squared Investment Inc.

3F, No. 13, Sec. 2

Chi Nan Road

Taipei, Taiwan

C Squared Venture Capital Inc.

3F, No. 13, Sec. 2

Chi Nan Road

Taipei, Taiwan

C Squared Investment Corp.

3F, No. 13, Sec. 2

Chi Nan Road

Taipei, Taiwan

Mintong International Ltd.

7F, #92-2 Sung Kao Road

Hsin Yi Dist., Taipei

Taiwan

JAFCO Asia Technology Fund

c/o JAFCO Investment (Asia Pacific) Ltd.

6 Battery Road #42-01

Singapore 049909

Series C Holders

We Sure Inc.

7F, #92-2 Sung Kao Road

Hsin Yi Dist., Taipei

Taiwan

IP Fund One, L.P.

The Offices of Maples and Calder

Ugland House

P.O. Box 309 George Town

Grand Cayman

Cayman Islands

British West Indies

Intel Capital Corporation

c/o 32F, Two Pacific Place

88 Queensway

Central, Hong Kong

Dynamic Capital Corp.

Room 706, 7F, No. 205, Sec. 1

Tun Hwa S. Road

Taipei, Taiwan

Mustek Systems Inc.

No. 25, R&D Road II

Science-Based Industrial Park

Hsin Chu, Taiwan

Redpoint Ventures II, LP

3000 Sand Hill Road

Bldg. 2, Suite 290

Menlo Park, CA 94025

Redpoint Associates II, LLC

3000 Sand Hill Road

Bldg. 2, Suite 290

Menlo Park, CA 94025

Chien-Cheng Chang

375 Pepper Avenue

Hillsborough, CA 94010

Series C Holders

Chiu-Hua Cheng

3F, #4, Alley 21, Lane 650 Sung Shan Road

Taipei, Taiwan

Liang Dong Chu

21861 Granada Ave.

Cupertino, CA 95014

Che-Fu Chen

3F, #65, Lane 8, Jung-Tsung Road

Tsao-Ying Dist.,

Kaohsiung, Taiwan

Wen-Tsung Cheng

No. 25, R&D Road II

Science-Based Industrial Park

Hsin Chu, Taiwan

Tsu-Chieh Cheng

7F, No.226, Section 7, Chung-Shan North Road

Taipei, Taiwan

Ariene Chou

685 Montana Vista

Fremont, CA 94539

Max KC Fang

7F, #11, Lane 188,

Chun Kin Road,

Taipei Taiwan

Yvonne Huang

235 Millcreek Lane

Naperville, IL 60540

Yi Ling Lin

12F, 13, Jen-Al Road

Sec. 2 Taipei

Taiwan

Norman T. H. Liu

2823 Rio Ciaro Dr.

Hacienda Heights, CA 91745

Series C Holders

Chih Heng Pan

7F, #92-2 Sung Kao Road

Hsin Yi Dist., Taipei

Taiwan

Raymond B. Sia

P.O. Box 6146

Bellevue, WA 98008

Ping-Chun Su

7F, #92-2 Sung Kao Road

Hsin Yi Dist., Taipei

Taiwan

Ronald D. Verdoorn

18850 Bellavina

Saratoga, CA 95070

Yu-Ching Wang

4F-1 No. 282, Lecyun II Rd

Jhongshan District

Taipei City 104, Taiwan

Redpine Finance Holdings, Inc.

2400 Geng Rd., Suite 200

Mail Sort NC 712

Palo Alto, CA 94303

EXHIBIT B-1

FORM OF CERTIFICATE OF OWNERSHIP

CERTIFICATE OF OWNERSHIP

The undersigned duly authorized representative of the below-listed shareholder (the “Member”) of BCD Semiconductor Manufacturing Limited, a Cayman Islands company (the “Company”), hereby certifies on behalf of the Member as follows:

1. The Member is a single purpose funding entity.        No  •        Yes  •

For purposes hereof, a shareholder shall be deemed a “single purpose funding entity” if, immediately following its investment in the Company, less than 50% of the book value of its total assets would consist of assets other than equity interests in the Company.

2. If the Member is a single purpose funding entity, the following is a complete list of each underlying beneficial owner of the Member (include attachments if necessary):

Beneficial owner:

Beneficial owner:

Beneficial owner:

3. If the undersigned is a single purpose funding entity, the undersigned will (a) cause each of the aforementioned beneficial owners to execute the attached beneficial owner side letter and (b) return each executed letter to the Company.

On behalf of the Member, the undersigned hereby certifies that the foregoing statements are correct, to the best of my knowledge and belief after due inquiry.

Dated:

[Member Name]

By:
Name:
Title:

EXHIBIT B-2

FORM OF BENEFICIAL OWNER LETTER

[Letterhead of Beneficial Owner]

[Date]

BCD Semiconductor Manufacturing Limited

[                            ]

[                            ]

Dear Sirs:

This is to confirm that the undersigned agrees, for the benefit of you and your shareholders, that the undersigned shall not, directly or indirectly, take or permit to be taken any action, including any disposition or other transfer of direct or beneficial ownership of any securities of or rights with respect to any entity over which the undersigned exercises control or influence by way of ownership of securities or otherwise (a “Controlled Entity”), which would, if taken directly by such Controlled Entity, result in such Controlled Entity being in breach or violation of any agreement between or among such Controlled Entity, you, your shareholders and/or other stakeholders. Without limiting the generality of the foregoing, the undersigned shall not transfer, and shall prevent any other entity from transferring, any securities of such Controlled Entity unless such transfer would be permitted under Section 2 of the First Amended and Restated Investors’ Right Agreement dated as of September 29, 2005 among you and certain of your shareholders (the “Investors’ Rights Agreement”), assuming that the Series A Shares and/or Conversion Shares (as such terms are defined in the Investors’ Right Agreement) held by such Controlled Entity, rather than the securities of such Controlled Entity, were being transferred.

The undersigned agrees that this letter will only be distributed to BCD Semiconductor Manufacturing Limited and its legal counsel.

Very truly yours,

[PRINT NAME OF BENEFICIAL OWNER]

By:
Name:
Title:

SCHEDULE 4.2

Related Party Transactions

The following transactions with Techlink Equipment and Technology are exempted from the requirement of Section 4.2 that certain related party transactions be approved by a majority of Preference Shares Directors:

1. Purchase Contract Valued at $410,000 for Varian 3290 Sputter

2. Purchase Contract Valued at $1,000,000 for NV10-160SD Implantor

3. Purchase Contract Valued at $350,000 for POCAL3 Vertical Furnace

4. Purchase Contract Valued at $475,000 for SVG8800 2 Track Sys(Coater)

5. Purchase Contract Valued at $285,000 for SVG8800 2 Track Sys(Developer)

6. Purchase Contract Valued at $290,000 for LAM 590 Oxide Etcher

7. Purchase Contract Valued at $1,320,000 for BTU Bank

8. Purchase Contract Valued at $1,200,000 for Universal Wet Station